FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 25, 2007

Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, NJ 07071
(201) 393-5000

001-12215
(Commission file number)

Delaware
(State of Incorporation)

16-1387862
(I.R.S. Employer Identification Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

          On May 25, 2007, Quest Diagnostics Receivables Inc. (the “Company”), as Borrower, a wholly-owned subsidiary of Quest Diagnostics Incorporated (“Parent”), as initial servicer, Variable Funding Capital Company LLC and Wachovia Bank, National Associates (collectively, the “VFCC Group”), Atlantic Asset Securitization LLC and Calyon New York Branch (collectively, the “Atlantic Group”), Wachovia Bank, National Association and Calyon New York Branch (collectively, the “Atlantic Agent”), and Wachovia Bank, National Association, as Administrative Agent, entered into an amendment of the Third Amended and Restated Credit and Security Agreement. The amendment increased the receivables securitization facility (the “Secured Receivables Credit Facility”) from $300 million to $375 million. The amendment also extended the scheduled termination date of the Secured Receivables Credit Facility from July 31, 2007 to May 23, 2008. Interest on the Secured Receivables Credit Facility is based on rates that are intended to approximate commercial paper rates for highly rated issuers. The Secured Receivables Credit Facility is supported by one-year back-up facilities provided by two banks on a committed basis.

          A copy of the amendment is attached as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The information contained in Item 1.01 is incorporated herein by reference. As of May 25, 2007, $300 million was outstanding under the Secured Receivables Credit Facility.

Item 8.01 Other Events.

          The Company announced in a press release dated May 30, 2007, which is attached as exhibit 99.1 hereto and incorporated herein by reference, that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on Tuesday, May 22, 2007 with respect to the Company’s agreement to acquire AmeriPath, Inc.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 5 to Third Amended and Restated Credit and Security
Agreement, dated as of May 25, 2007, among the Company, Parent, the lenders set forth therein, and Wachovia Bank, National Association, as
Administrative Agent for the lenders.
99.1	Press release dated May 30, 2007.

Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 30, 2007

QUEST DIAGNOSTICS INCORPORATED

By:	_/s/ Leo C. Farrenkopf, Jr.
Leo C. Farrenkopf, Jr.
Vice President and Secretary